The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus do not constitute an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-276713
SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2024
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated January 26, 2024)
$
Kyndryl Holdings, Inc.
    % Senior Notes due 20
We are offering $      aggregate principal amount of    % Senior Notes due 20      (the “Notes”). The Notes will be issued pursuant to a base indenture dated as of October 15, 2021 between Kyndryl Holdings, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated           , 2024 relating to the Notes offered hereby (as so supplemented, the “Indenture”).
The Notes will bear interest at a rate of    % per year and mature on           , 20  . We will pay interest on the Notes on           and           of each year. The first such payment on the Notes will be made on           , 2024.
We may redeem the Notes, in whole or in part, at the redemption prices described under “Description of Notes — Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to purchase the Notes from holders of the Notes. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”
The Notes will be our senior unsecured obligations and will rank equally in right of payment among themselves and with our existing and future senior secured indebtedness. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Notes will not be listed on any securities exchange. The Notes are a new issue of securities with no established trading market.
	Per Note	Total
Price to the Public(1)	%	$
Underwriting Discounts and Commissions	%	$
Proceeds to us	%	$

(1)
Plus accrued interest, if any, from                 , 2024, if settlement occurs after that date.

Investing in the Notes involves risks. You should carefully read and consider the risk factors included in this prospectus supplement beginning on page S-4, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2023.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Notes to investors on or about                 , 2024 in book entry form through the facilities of The Depository Trust Company and its direct and indirect participants (“DTC”), including Euroclear Bank, SA/NV (“Euroclear”) and Clearstream Banking S.A., société anonyme, Luxembourg (“Clearstream”). See “Description of Notes — Book-Entry; Delivery and Form.”
Joint Book-Running Managers
MUFG	Scotiabank	SMBC Nikko

The date of this prospectus supplement is           , 2024.

We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectuses relating to this offering or any document incorporated by reference herein or therein is accurate only as of the date of such document, regardless of the time of delivery of this prospectus supplement or of any sale of the Notes.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of Notes. The second part, the accompanying prospectus dated January 26, 2024, gives more general information, some of which may not apply to this offering.
This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters’ behalf, or any one of them, to subscribe to or purchase any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”
Unless otherwise stated herein or the context otherwise requires, the terms “Kyndryl,” “Kyndryl Holdings,” “the Company,” “we,” “us,” and “our” refer to Kyndryl Holdings, Inc. and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including, without limitation, statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “future,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “outlook,” “goal,” “objective,” “seek,” “aim,” “believe” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:
•
risks related to the Company’s spin-off from our former parent company, International Business Machines Corporation;

•
failure to attract new customers, retain existing customers or sell additional services to customers;

•
technological developments and the Company’s response to such developments;

•
failure to meet growth and productivity objectives;

•
competition;

•
impacts of relationships with critical suppliers and partners;

•
inability to attract, retain and/or manage key personnel and other skilled employees;

•
impact of local legal, economic, political, health and other conditions;

S-ii

•
a downturn in economic environment and customer spending budgets;

•
damage to the Company’s reputation;

•
inability to accurately estimate the cost of services and the timeline for completion of contracts;

•
the Company’s implementation of a new enterprise resource planning system and other systems and processes;

•
service delivery issues;

•
the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels;

•
the impact of the Company’s business with government customers;

•
failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses;

•
the impairment of the Company’s goodwill or long-lived assets;

•
risks relating to cybersecurity and data privacy;

•
risks relating to non-compliance with legal and regulatory requirements;

•
adverse effects from tax matters and environmental matters;

•
legal proceedings and investigatory risks and potential indemnification obligations;

•
impact of changes in market liquidity conditions and customer credit risk on receivables;

•
the Company’s pension plans;

•
the impact of currency fluctuations; and

•
risks related to the Company’s securities and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section beginning on page 15 of Kyndryl’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which is incorporated by reference herein, as such factors may be updated from time to time in the Company’s subsequent filings with the SEC. Any forward-looking statement in this prospectus supplement speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY
This summary highlights the information contained elsewhere in this prospectus supplement or incorporated by reference herein. Because this is only a summary, it may not contain all of the information that you should consider before investing in the Notes offered hereby. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the prospectus and the documents incorporated by reference herein, including the “Risk Factors.” You should read the following summary together with the more detailed information and consolidated financial statements and the Notes to those statements incorporated by reference into this prospectus supplement. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus supplement is presented on an historical basis.
Company Overview
Kyndryl is a leading technology services company and the largest IT infrastructure services provider in the world, serving thousands of enterprise customers and with operations in over 60 countries. We have a long track record of helping enterprises navigate major technological changes, particularly by enabling our customers to focus on the core aspects of their businesses during these shifts while trusting us with their most critical systems. We provide engineering talent, operating solutions and insights derived from our knowledge and data around IT systems. This enables us to deliver advisory, implementation and managed services at scale across technology infrastructures that allow our customers to de-risk and realize the full value of their digital transformations.
Corporate Information
Kyndryl Holdings, Inc. is incorporated under the laws of the State of Delaware. Our principal executive offices are located at One Vanderbilt Avenue, 15th Floor, New York, New York, 10017 and our telephone number is (212) 896-2098. Our internet address is www.kyndryl.com. Other than the documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement or the accompanying prospectus.

The Offering
The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of Notes.”
Issuer
Kyndryl Holdings, Inc.
Notes Offered
$      aggregate principal amount of      % Senior Notes due 20   .
Maturity Date
           , 20   .
Interest Rate
Interest on the Notes will accrue from the issue date at a rate of      % per annum.
Interest Payment Dates
      and      of each year,       commencing      , 2024.
Ranking
The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness, including indebtedness outstanding under the Credit Agreements (as defined herein). The Notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to all existing or future indebtedness or other liabilities, including trade payables, of our subsidiaries. As a result, claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of holders of the Notes.
As of December 31, 2023, we had approximately $2,629 million of outstanding long-term indebtedness, including $2,400 million in aggregate principal amount of senior unsecured fixed-rate notes (the “Existing Notes”), and $3,150 million of availability under our multi-currency revolving credit agreement (the “Revolving Credit Agreement”). As of December 31, 2023, our short-term indebtedness included $500 million of outstanding indebtedness under our three-year variable term loan credit agreement (the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”). See “Capitalization.”
See “Description of Notes — Ranking.”
Optional Redemption
At any time and from time to time prior to           , 20   , we may redeem some or all of the Notes at the “make-whole” redemption price described in this prospectus supplement, together with accrued and unpaid interest.
At any time from time to time on or after           , 20   , we may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest. See “Description of Notes — Optional Redemption.”
Change of Control Repurchase
Event
If we experience a Change of Control Repurchase Event (as defined herein), each holder may require us to repurchase some or all of our Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”
No Listing
We have not applied, and do not intend to apply, to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.
No Prior Market
The Notes will constitute a new class of securities with no established trading market. Certain of the underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.
Book-Entry Form and
Denomination
The Notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Notes — Book-Entry; Delivery and Form.”
Use of Proceeds
We intend to use the net proceeds of this offering, together with cash on hand, to repay amounts outstanding under our Term Loan Credit Agreement.
See “Use of Proceeds.”
Trustee
The Bank of New York Mellon Trust Company, N.A.
Governing Law
The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.
Risk Factors
You should consider all of the information contained in this prospectus supplement before making an investment in the Notes. In particular, you should consider the risks described under “Risk Factors” beginning on page S-4 in this prospectus supplement and in the filings we incorporate by reference.
Conflicts of Interest
Certain of the underwriters or their affiliates are lenders under our Term Loan Credit Agreement. As a result of the intended use of net proceeds of this offering to repay amounts outstanding under our Term Loan Credit Agreement, such underwriters or their affiliates may receive at least 5% of the net proceeds of this offering. The receipt of at least 5% of the net proceeds of this offering by any underwriter or its affiliates would be considered a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) for such underwriters. Consequently, this offering will be conducted in accordance with the applicable requirements of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

RISK FACTORS
In deciding whether to purchase the Notes, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in or incorporated by reference into this prospectus supplement.
Risks Relating to Our Business
Please read carefully the “Risk Factors” beginning on page 15 of our annual report on Form 10-K for the fiscal year ended March 31, 2023.
Risks Relating to this Offering
Our indebtedness could adversely affect our business, financial condition and results of operations and make it difficult for us to fulfill our obligations under the Notes.
As of December 31, 2023, we had approximately $2,629 million of outstanding long-term indebtedness, including $2,400 million in aggregate principal amount of Existing Notes, and $3,150 million of availability under our Revolving Credit Agreement. As of December 31, 2023, our short-term indebtedness included $500 million of outstanding indebtedness under our Term Loan Credit Agreement. See “Capitalization.” Our ability to make payments on and to refinance our indebtedness, including our existing indebtedness and the Notes offered hereby, as well as any future debt that we may incur, or to fund capital expenditures, acquisitions and other strategic initiatives, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
In addition, the Indenture will not, and the agreements governing our Existing Notes and Credit Agreements do not, limit our ability to incur additional unsecured debt, including debt that would rank equally with the Notes. If we incur any additional debt that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.
Ratings of the Notes may change after issuance and affect the market price and marketability of the Notes.
We currently expect that, prior to issuance, the Notes will be rated by one or more rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions or regulatory action taken against us. Any lowering, suspension or withdrawal of such ratings with respect to the Notes or the anticipation of such changes may have an adverse effect on the market price or marketability of such Notes. In addition, any decline in the ratings of the Notes may make it more difficult for us to raise capital on acceptable terms.
We are a holding company and substantially all of our operations are conducted by our subsidiaries. None of our subsidiaries will guarantee the Notes, and the Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
We conduct substantially all of our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. Our ability to pay our obligations under the Notes depends on our ability to obtain cash dividends or other cash payments or obtain loans from our subsidiaries, which are separate and distinct legal entities that will have no obligations to pay any dividends or to lend or advance funds to us. Our subsidiaries may be restricted from paying dividends by contract, including other financing arrangements, charter provisions or applicable legal or regulatory requirements, and their ability to do so may depend on their financial condition and regulatory requirements.

You will not have any claim as a creditor against any of our subsidiaries, and indebtedness and other liabilities of our subsidiaries will effectively be senior to your claims against them. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of our subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us, and thus be available to satisfy our obligations under the Notes and other claims against us.
There is no established trading market for the Notes.
The Notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the Notes may not develop. If an active trading market does not develop or is not maintained for the Notes, the market price and liquidity of such Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time or at a favorable price.
The Notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a Change of Control Repurchase Event.
We may not have the ability to raise the funds necessary to fulfill the obligations under the Notes following a “Change of Control Repurchase Event” as defined in the Indenture governing the Notes. Under the Indenture, upon the occurrence of a Change of Control Repurchase Event, we will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes. Our failure to make or complete a Change of Control Repurchase Event offer would place us in default under the Indenture governing the Notes. In addition, certain Change of Control Repurchase Events will be an event of default under our Existing Notes and Credit Agreements, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the holders and lenders thereunder, respectively. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.
We may enter into transactions that would not constitute a Change of Control Repurchase Event that could affect our ability to satisfy our obligations under the Notes.
Subject to limitations under the Indenture governing the Notes offered hereby, the Existing Notes and the Credit Agreements, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under such agreements but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings in a way that adversely affects the holders of the Notes. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

USE OF PROCEEDS
The net proceeds from this offering are estimated to be approximately $      million after the deduction of the underwriters’ discounts and expenses of the offering payable by us.
We intend to use the net proceeds of this offering, together with cash on hand, to repay amounts outstanding under our Term Loan Credit Agreement. Certain of the underwriters or their affiliates are lenders under the Term Loan Credit Agreement. To the extent that a portion of the net proceeds of this offering is used to repay amounts outstanding under our Term Loan Credit Agreement, such underwriters or their affiliates would receive a portion of those net proceeds. See “Underwriting (Conflicts of Interest).”
For further information on terms, including interest rate, of our Term Loan Credit Agreement, see “Note 9 — Borrowings” in the notes to our consolidated financial statements for the three and nine months ended December 31, 2023 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Term Loan and Revolving Credit Facility” on pages 19 and 36, respectively, of our quarterly report on Form 10-Q for the quarter ended December 31, 2023.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of December 31, 2023 and on an as adjusted basis to reflect the net proceeds for this offering. The table should be read in conjunction with the information under the heading “Use of Proceeds” and the consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.
	As of December 31, 2023
	Actual (unaudited)	As Adjusted (unaudited)
	(In millions, except for share and per share data)
Cash and cash equivalents	$1,688	$
Unsecured floating-rate term loan	500		—
Other short-term debt and current portion of long-term debt	128		128
Total short-term debt and current portion of long-term debt	628		128
Unsecured senior notes:
2.05% senior notes due 2026	$700		$700
2.70% senior notes due 2028	500		500
3.15% senior notes due 2031	650		650
4.10% senior notes due 2041	550		550
Notes offered hereby	—
Commercial loan agreement	47		47
Unamortized discount and debt issue costs	(16)		(16)
Finance lease obligations	198		198
Total non-current long-term debt	2,629
Total debt	3,257
Total stockholders’ equity	1,293
Total capitalization	$4,550	$

DESCRIPTION OF NOTES
The following description of Notes (as defined herein) should be read together with the description set forth in the accompanying prospectus under the heading “Description of Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.
The description of Notes in this prospectus supplement and the description of debt securities in the accompanying prospectus is only a summary and is intended to be a useful overview of the material provisions of the Notes and the Indenture (as defined herein) but is not intended to be comprehensive. Since this description of Notes is only a summary of the specific terms of the Notes offered hereby, you should refer to the Indenture, including the supplemental indenture relating to the Notes, for a complete description of our obligations and your rights thereunder.
The Notes are a new series of debt securities as described in the accompanying prospectus. We will issue the Notes under the base indenture dated as of October 15, 2021 between Kyndryl Holdings, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of           , 2024 relating to the Notes offered hereby (as so supplemented, the “Indenture”). The Notes offered hereby will not have the benefit of any guarantees. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by referencing the Trust Indenture Act of 1939. We have filed a copy of the base indenture as an exhibit to our registration statement filed with the SEC on January 26, 2024 and we will file the supplemental indenture relating to the Notes on Form 8-K in connection with this offering, which will be incorporated by reference in the registration statement of which the accompanying prospectus is a part.
We may at any time, without notice to or the consent of the holders of the Notes, issue an unlimited aggregate principal amount of additional notes having identical terms and conditions as the Notes, other than the issue date, issue price and, in some cases, the first interest payment date. We will be permitted to issue such additional notes only if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any additional notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the holders of the original notes; provided that, if such additional notes are not fungible with the original notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
When we refer to “we,” “us,” “our” or “the Company” in this section, we refer only to Kyndryl Holdings, Inc. and not our subsidiaries. Unless otherwise defined in this section below, capitalized terms used in this “Description of Notes” section are defined under “Description of Debt Securities — Certain Definitions” in the accompanying prospectus.
General
We are issuing $      aggregate principal amount of senior notes due 20   (the “Notes”). The Notes will mature on           , 20   . Interest on the Notes will accrue at the rate of      % per annum.
The Notes will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. The Indenture does not limit the aggregate principal amount of securities that may be issued under the Indenture. Notes may be issued under the Indenture as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time.
If the maturity date of any Notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such Notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the Notes will be made by us through the Trustee to The Depositary Trust Company (“DTC”). The Notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest
Interest will accrue on the Notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the Notes).
Interest on the Notes will be payable semi-annually in arrears on      and      of each year, beginning on      , 2024, to the holders of record of the Notes at the close of business on      or      , as the case may be, immediately preceding the relevant interest payment date.
Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest or other payment date of a Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.
Ranking
The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness, including indebtedness outstanding under the Credit Agreements (as defined herein). The Notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to all existing or future indebtedness or other liabilities, including trade payables, of our subsidiaries. As a result, claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of holders of the Notes.
As of December 31, 2023, we had approximately $2,629 million of outstanding long-term indebtedness, including $2,400 million in aggregate principal amount of senior unsecured fixed-rate notes (the “Existing Notes”), and $3,150 million of availability under our multi-currency revolving credit agreement (the “Revolving Credit Agreement”). As of December 31, 2023, our short-term indebtedness included $500 million of outstanding indebtedness under our three-year variable term loan credit agreement (the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”).
Optional Redemption
Prior to      (      months prior to their maturity date) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus           basis points less (b) interest accrued to the date of redemption, and

(2)
100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15”

(or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third Business Day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. We will notify the Trustee of the redemption price promptly after the calculation thereof, and the Trustee may rely upon the redemption price contained in any such notice and the Trustee shall not be responsible for, or be liable in connection with, the calculation or determination of such redemption price (or any component thereof) or for determining whether manifest error has occurred with regard to our actions and determinations in the determining the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with DTC procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or change of control, issuance of indebtedness or other transaction or event. If any redemption is subject to satisfaction of one or more conditions precedent, the notice of redemption in respect thereof shall describe each such condition, and if applicable, shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date as stated in such notice, or by the redemption date as so delayed. We may provide in such notice that payment of the applicable redemption price and the performance of our obligations with respect to such redemption may be performed by another person.
If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the applicable Note is registered at the close of business on such interest record date, and no additional interest is payable to holders whose Notes will be subject to redemption by us.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. The principal amount of a Note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of a global note, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), DTC (or such other depositary) will determine the allocation of the principal amount being redeemed among beneficial owners of such Notes in accordance with DTC’s (or such other depositary’s) applicable procedures.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
Except as described above, the Notes will not be redeemable by us prior to their maturity date and will not be entitled to the benefit of any sinking fund.
We may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture or applicable law.
Purchase of Notes upon a Change of Control Repurchase Event
If a change of control repurchase event occurs with respect to the Notes, unless we have exercised our right to redeem the Notes as described above under “— Optional Redemption,” we will be required to make an offer to each holder of the Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Notes, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will electronically deliver or mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is electronically delivered or mailed (the “Change of Control Payment Date”). The notice shall, if electronically delivered or mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Notes by virtue of such conflict.
On the repurchase date following a change of control repurchase event, we will, to the extent lawful:
(1)
accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(2)
deposit with the paying agent an amount equal to the change of control payment in respect of all the Notes or portions of the Notes properly tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased.

The paying agent will promptly deliver to each holder of Notes properly tendered the payment for the Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.
We will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a change of control repurchase event and we, or any third party making an offer to repurchase the Notes upon a change of control repurchase event in lieu of us, as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The change of control repurchase event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the Notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.
The phrase “all or substantially all,” as used with respect to our assets and subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.
We may not have sufficient funds to repurchase all the Notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the Notes under the terms of our future debt instruments. See “Risk Factors — Risks Relating to this Offering — The Notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a Change of Control Repurchase Event.”
The Trustee does not and will not have any responsibility to determine whether a change of control purchase event, or any change of control or ratings event shall have occurred.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than to us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of our voting stock; provided, however, that a person shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of another person and (b) immediately following that transaction, a majority of voting stock of such person is held by the direct or indirect holders of our voting stock immediately prior to such transaction and in substantially the same proportion as immediately prior to such transaction.
“change of control repurchase event” means the occurrence of both a change of control and a ratings event.
“Fitch” means Fitch Ratings, Inc. and its successors.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“rating agency” means, with respect to the Notes, (1) each of Moody’s, Fitch and S&P; and (2) if any two of Moody’s, Fitch and S&P cease to rate the Notes or fail to make a rating of such Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s, Fitch or S&P, or all of them, as the case may be.
“ratings event” means, with respect to the Notes, during the period commencing on the date of our first public announcement of any change of control (or pending change of control) (the “rating date”) and ending 60 days following consummation of such change of control, the rating of the Notes shall be reduced by at least two of the three rating agencies and such Notes are rated below investment grade by at least two of the three rating agencies and are not, within such period, subsequently upgraded by such rating agencies to an investment grade rating; provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a ratings event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the ratings event).
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Certain Covenants
In addition to the terms set forth under the caption “Description of Debt Securities” in the accompanying prospectus, the Indenture will contain the following covenants in respect of the Notes offered hereby. Capitalized terms used in this subsection (“— Certain Covenants”) are defined below under “— Certain Definitions.”

Limitation on Liens
We will not incur, nor will we permit any of our wholly-owned U.S. subsidiaries to incur, any Liens upon any property of ours or any of our wholly-owned U.S. subsidiaries, whether now owned or hereafter created or acquired, in order to secure indebtedness of us or any of our wholly-owned U.S. subsidiaries, in each case, unless prior to or at the same time, the Notes are equally and ratably secured with (or, at our option, senior to) such secured indebtedness until such time as such indebtedness is no longer secured by such Lien.
The foregoing restriction does not apply to:
(1)
Liens on property or indebtedness existing with respect to any person at the time such person becomes our subsidiary or a subsidiary of any of our subsidiaries; provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2)
Liens on property or indebtedness existing at the time of acquisition by us or any of our subsidiaries or a subsidiary of any of our subsidiaries of such property or indebtedness (which may include property previously leased by us or any of our subsidiaries and leasehold interests on such property; provided that the lease terminates prior to or upon the acquisition) or Liens on property or indebtedness to secure the payment of all or any part of the purchase price of such property or indebtedness, or Liens on property or indebtedness to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such property or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3)
Liens securing our indebtedness or the indebtedness of any of our subsidiaries owing to us or any of our subsidiaries;

(4)
Liens existing on the date of the initial issuance of the Notes (other than any additional notes);

(5)
Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes our subsidiary, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our subsidiaries; provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;

(6)
Liens created in connection with or to secure a Non-recourse Obligation or a project financed thereby;

(7)
Liens created to secure the Notes;

(8)
Liens imposed by law or arising by operation of law, including, without limitation, landlords’, mailmen’s, suppliers’, vendors’, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)
Liens for taxes, assessments or other governmental charges or levies on property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)
Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature;

(11)
Permitted Liens; or

(12)
any extensions, renewals or replacements of any Lien referred to in clauses (1) through (11) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (11) shall not extend to or cover any of our property or the property of any of our subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our wholly-owned U.S. subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes; provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all attributable debt outstanding pursuant to the second paragraph of the “— Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of Consolidated Total Assets calculated as of the date of the creation or incurrence of the Lien. We and our wholly-owned U.S. subsidiaries may also, without equally and ratably securing the Notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
Limitation on Sale and Leaseback Transactions
We will not, nor will we permit any of our wholly-owned U.S. subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:
(1)
such transaction was entered into prior to the date of the initial issuance of the Notes (other than any additional notes);

(2)
such transaction was for the sale and leasing back to us or any of our wholly-owned U.S. subsidiaries of any property by one of our subsidiaries;

(3)
such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiaries within a period of not more than three years);

(4)
we would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the second paragraph of the “— Limitation on Liens” covenant described above; or

(5)
we apply an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in our business or to the retirement of long-term indebtedness within 12 months before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, we may deliver debt securities (which may include the Notes) to the applicable trustee for cancellation, such debt securities to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our wholly-owned U.S. subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all attributable debt with respect to such transactions (not including attributable debt permitted under clauses (1) through (5) of the preceding paragraph), together with all indebtedness outstanding pursuant to the third paragraph of the “— Limitation on Liens” covenant described above, does not exceed 15% of Consolidated Total Assets calculated as of the closing date of the sale and leaseback transaction.
Events of Default
In addition to the Events of Default listed under the caption “Description of Debt Securities — Events of Default” in the accompanying prospectus, each of the following is an “event of default” under the Indenture with respect to the Notes:

(1)
a failure by us to repurchase Notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event;” and

(2)
(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) outstanding in an amount in excess of $250 million and continuance of this failure to pay or (b) a default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $250 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the Trustee or to us and the Trustee by the holders of not less than 25% in principal amount of outstanding Notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured.

Modification
In addition to the modifications and amendments listed under the caption “Modifications” in the accompanying prospectus that may be made by us without the consent of the holders, we may also make modifications and amendments to the Indenture conforming any provision in the Indenture to this “Description of Notes” to the extent that such provision was intended to be a verbatim recitation of a provision in this “Description of Notes”.
Defeasance
In addition to the provisions permitting us to be discharged from all of our obligations, subject to limited exceptions, with respect to any Notes then outstanding and to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of such covenants as described in “Description of Debt Securities — Satisfaction and Discharge; Defeasance” in the accompanying prospectus, the Indenture with respect to the Notes will also contain a provision that permits us to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:
(1)
the limitations on sale and lease-back transactions under the Indenture;

(2)
the limitations on liens under the Indenture; and

(3)
covenants as to payment of taxes and maintenance of properties.

Additional Information
Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to the following address:
Kyndryl Holdings, Inc.
One Vanderbilt Avenue, 15th Floor
New York, NY 10017
Attention: Investor Relations
Certain Definitions
The Indenture contains the following defined terms:
“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of:
(1)
the fair value of the assets subject to such a transaction (as determined in good faith by our board of directors); and

(2)
the present value (discounted at a rate per annum equal to the average interest borne by all the outstanding Notes issued under the Indenture determined on a weighted-average basis and compounded semi-annually) of the obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the term of the related lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) or (ii) the present value assuming no such termination.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Consolidated Subsidiary” means as of the time of determination and with respect to any person, any subsidiary of that person whose financial data is, in accordance with GAAP, reflected in that person’s consolidated financial statements.
“Consolidated Total Assets” means, as of the time of determination, total assets of us and our Consolidated Subsidiaries as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q or any amendment thereto pursuant to the Exchange Act filed by us prior to the time as of which “Consolidated Total Assets” is being determined or, if we are not required to so file, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:
(1)
interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)
other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)
other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“incur” means issue, incur, create, assume, guarantee or otherwise become liable for.
“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) (A) the acquisition of assets not previously owned by us or any of our direct or indirect subsidiaries or (B) the financing of a project involving the development or expansion of our properties or any of our direct or indirect subsidiaries, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any of our direct or indirect subsidiaries or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof) or (2) a receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables or the proceeds thereof).

“Permitted Liens” means:
(1)
Liens securing Hedging Obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(2)
Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;

(3)
Liens arising by reason of deposits necessary to qualify us or any subsidiary to conduct business, maintain self-insurance or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(4)
Liens of any landlord on fixtures located on premises leased by us or a subsidiary, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

(5)
easements, zoning restrictions, building restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character;

(6)
Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;

(7)
Liens arising under consignment or similar arrangements for the sale of goods;

(8)
Liens incurred or pledges or deposits made under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or deposits to secure our public or statutory obligations, or deposits for the payment of rent;

(9)
judgment Liens not giving rise to a default or event of default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10)
Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(11)
Liens securing reimbursement obligations with respect to letters of credit in the ordinary course of business that encumber cash, documents and other property relating to such letters of credit and proceeds thereof;

(12)
Liens in favor of us or any of our wholly-owned U.S. subsidiaries; and

(13)
customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“U.S. subsidiary” means any subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.
Book-Entry; Delivery and Form
General
Except as described below, Notes will be issued in registered, global form and deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as described below, the global notes (“the Global Notes”) may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear or Clearstream, as indirect participants in DTC), which may change from time to time.
DTC, Clearstream and Euroclear
The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us and the underwriters as follows:
•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•
Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•
DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC:
•
upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose. Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture.
Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of us, the Trustee or any agent of ours or the Trustee has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We expect that, under DTC’s current practice, at the due date of any payment in respect of securities such as the Notes, DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us.
Neither us nor the Trustee nor any of our or their respective agents will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the Trustee and our and their respective agents may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. None of us, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Same-Day Settlement and Payment
We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary. Any permitted secondary market trading activity in the Notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will repay to us upon written request any funds held by them for payments on the Notes that remains unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.
Exchange of Global Notes for Certificated Notes
We will issue Certificated Notes upon surrender by DTC of the Global Notes if: (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; (2) there has occurred and is continuing an event of default and DTC notifies the

Trustee of its decision to exchange the Global Note for Certificated Notes; or (3) we determine not to have the Notes represented by a Global Note.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Neither we nor the Trustee nor any of our or their respective agents will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).
Additional Information
See “Description of Debt Securities” in the accompanying prospectus for additional important information about the Notes, including general information about the Indenture, amendments and waivers to the Indenture and the Notes, permissible transfer of the Notes, defeasance, the governing law of the Indenture and the Notes, the Trustee, book-entry delivery and settlement of the Notes as well as a description of additional restrictions and covenants and the events of default under the Indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following are the material U.S. federal income tax consequences of owning and disposing of Notes that are purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the Notes is sold to the public, and are held as capital assets for U.S. federal income tax purposes.
This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and differing tax consequences that may apply if you are, for instance:
•
a financial institution;

•
an insurance company;

•
a regulated investment company;

•
a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•
a person holding Notes as part of a “straddle” or integrated transaction;

•
a U.S. Holder (as defined herein) whose functional currency is not the U.S. dollar;

•
a partnership for U.S. federal income tax purposes;

•
a tax-exempt entity; or

•
a person required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to its financial statements under Section 451 of the United States Internal Revenue Code of 1986, as amended to the date hereof (the “Code”).

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of each of your partners will generally depend on the status of the partner and your activities.
This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which after the date of this prospectus supplement may affect the U.S. federal income tax consequences described herein, possibly on a retroactive basis. This summary does not discuss any aspect of state, local, or non-U.S. taxation, any federal taxes other than U.S. federal income taxes or the potential application of the Medicare contribution tax. If you are considering the purchase of Notes, you should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Tax Consequences to U.S. Holders
This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a Note that is:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments
There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, for instance, as described under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as “contingent payment debt instruments” under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS were to take a position contrary to that described above, you could be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes (which is not expected to differ significantly from the actual yield on the Notes), with adjustments to such accruals when any contingent payments were made that differ from the projected payments based on the comparable yield. In addition, any income on the sale, exchange or other taxable disposition of the Notes would be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.
Payments of Interest
Stated interest on a Note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes.
Sale, Exchange or Other Taxable Disposition of the Notes
Upon the sale, exchange or other taxable disposition of a Note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will equal the cost of your Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which is treated as described under “— Payments of Interest” above. Gain or loss realized on the sale, exchange or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition the Note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
Tax Consequences to Non-U.S. Holders
This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a Note that is:
•
a nonresident alien individual;

•
a foreign corporation; or

•
a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a Note, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning and disposing of a Note.
Payments on the Notes
Subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” payments of principal and interest on the Notes will not be subject to U.S. federal income or withholding tax; provided that, in the case of interest:
•
you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•
you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•
you certify on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), under penalties of perjury, that you are not a United States person; and

•
the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the Notes is not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States (as described below), payments of interest on the Notes will generally be subject to withholding tax at a rate of 30%, or a lower rate specified by an applicable treaty.
Sale, Exchange or Other Taxable Disposition of the Notes
Subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, exchange or other taxable disposition of Notes, unless the gain is effectively connected with your conduct of a trade or business in the United States, as described below, except that any amounts attributable to accrued but unpaid interest will be treated as described above under “— Payments on the Notes.”
Effectively Connected Income
If interest or gain on a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Backup Withholding and Information Reporting
If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the Notes and proceeds received from a sale or other disposition of the Notes unless you establish that you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your Notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.
If you are Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on your Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a Note. You may be subject to backup withholding on payments on your Notes or on the proceeds from a sale or other disposition of your Notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA Legislation
Provisions of the Code commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies, which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Although existing FATCA regulations would also impose withholding on payments of gross proceeds from the sale or other disposition (including a retirement or redemption) of the Notes, regulations proposed by the U.S. Treasury Department

(the preamble to which indicates that taxpayers may rely on the proposed regulations pending their finalization) would eliminate the requirement under FATCA of withholding on gross proceeds (other than payments of interest) of the disposition of the Notes. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in the Notes.

UNDERWRITING (CONFLICTS OF INTEREST)
MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc. are acting as representatives (the “Representatives”) of each of the underwriters. We and the Representatives have entered into an underwriting agreement (the “Underwriting Agreement”) with respect to the Notes. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amount of Notes as indicated in the following table.
Underwriters	Principal Amount of Notes
MUFG Securities Americas Inc.	$
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Total	$
The underwriters are committed to take and pay for all of the Notes being offered, if any are taken. The initial offering price for the Notes offered hereby is set forth on the cover page of this prospectus supplement. After the Notes offered hereby are released for sale, the underwriters may change the applicable offering price and other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell Notes through certain of their affiliates.
The underwriters propose to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of      % of the principal amount of the Notes. Any such dealers may resell the Notes to certain other brokers or dealers at a discount of up to      % of the principal amount of the Notes. After the initial public offering of the Notes, the underwriters may change the applicable offering price and other selling terms.
The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).
Paid by Kyndryl Holdings, Inc.
Per Note	%
We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $      and will be payable by us.
We have agreed to indemnify the several underwriters, their affiliates and each person, if any, who controls an underwriter within the meaning of either Section 15 of the Securities Act or the Exchange Act, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
We have agreed in the Underwriting Agreement that, during the period beginning from the date of the Underwriting Agreement and continuing through the closing date for this offering, we have agreed to not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.
New Issue of Notes
The Notes will constitute a new class of securities with no established trading market. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Certain of the underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-marking at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.
Price Stabilization and Short Positions
In connection with this offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the discount received by it because it or its affiliates have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
Conflicts of Interest
Certain of the underwriters or their affiliates are lenders under our Term Loan Credit Agreement. As a result of the intended use of net proceeds of this offering to repay amounts outstanding under our Term Loan Credit Agreement, such underwriters or their affiliates may receive at least 5% of the net proceeds of this offering. The receipt of at least 5% of the net proceeds of this offering by any underwriter or its affiliates would be considered a “conflict of interest” under FINRA Rule 5121 for such underwriters. Consequently, this offering will be conducted in accordance with the applicable requirements of FINRA Rule 5121. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed various financial advisory and/or investment banking services for us, for which they received customary fees and expenses. In addition, certain of the underwriters and their respective affiliates may in the future perform various financial advisory and/or investment banking services for us, for which they will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates are arrangers, lenders or agents under certain of our debt facilities, including term or revolving credit facilities, and may receive customary fees in connection with their commitments thereunder. To the extent that a portion of the net proceeds of this offering is used to repay amounts outstanding under our credit facilities, such underwriters or their affiliates would receive a portion of those net proceeds. See “Use of Proceeds.” If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect the future trading prices of the Notes.
The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
Australia
No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.
The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:
(a)   the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;
(b)   the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;
(c)   the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);
(d)   the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and
(e)   such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.
Canada
The Notes offered hereby may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes offered hereby must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Hong Kong
The Notes offered hereby may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes offered hereby which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder. The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice.
Japan
The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Korea
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering should be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell the Notes in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering to acquire the Notes under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The Notes have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the Notes may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the Notes may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold Notes complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold Notes.
Luxembourg
This prospectus supplement and the accompanying prospectus have not been approved by and will not be submitted for approval to the Luxembourg Securities regulator (“CSSF”) for purposes of a public offering or sale in Luxembourg. Accordingly, the Notes may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus supplement and the accompanying prospectus nor any other circular, prospectus, form of application, advertisement or other material may be distributed, or otherwise made available in or from, or published in, Luxembourg except in circumstances which do not constitute a public offer of securities to the public, subject to prospectus requirements, in accordance with the Luxembourg law implementing the Prospectus Directive.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.
Singapore Securities and Futures Act Product Classification:   Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Slovakia
The Notes offered hereby and the Indenture governing such Notes are governed by the laws of the State of New York, the Issuer is not an entity established and existing under Slovak law and the Notes offered hereby will be issued only outside the Slovak Republic.
The Notes offered hereby are not governed by the Slovak Act No. 530/1990 Coll., on bonds, as amended and Slovak Act No. 566/2001 Coll., on Securities, as amended (jointly the “Slovak Acts”). As such, no permit for the issuance of the Notes offered hereby has been obtained under the Slovak Acts. Furthermore, no other action has been taken, including the obtaining of any approval from the National Bank of Slovakia under the Slovak Acts.
The Notes offered hereby may not be offered, transferred or sold in the Slovak Republic as part of their initial distribution. Following the initial distribution, the Notes offered hereby may not be offered to the public in the Slovak Republic except in reliance on one or more exemptions from the obligation to publish a prospectus under Slovak Act No. 566/2001 Coll., Securities Act, as amended.
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial

Supervisory Commission of Taiwan or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Notes in Taiwan.
United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.
United Kingdom
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
This prospectus supplement, the accompanying prospectus and any other material in relation to the Notes described herein are being distributed only to, and are directed only at, persons outside the United Kingdom or, if in the United Kingdom, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high-net-worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” This prospectus supplement must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents. This prospectus supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom.

LEGAL MATTERS
Certain legal matters with respect to the legality of the Notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters with respect to the offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus supplement some of the information included in the registration statement. This information may be found on the SEC’s Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.
We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.
INFORMATION INCORPORATED BY REFERENCE
The rules of the SEC allow us to “incorporate by reference” the information Kyndryl files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that Kyndryl files later with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K:
(a)
Kyndryl’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 14, 2023 incorporated by reference into our Annual Report on Form 10-K);

(b)
Kyndryl’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 8, 2023; for the quarterly period ended September 30, 2023, filed with the SEC on November 8, 2023; and for the quarterly period ended December 31, 2023, filed with the SEC on February 7, 2024; and

(c)
Kyndryl’s Current Reports on Form 8-K filed with the SEC on June 23, 2023 and July 31, 2023.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement. You should direct requests for those documents to Kyndryl Holdings, Inc., One Vanderbilt Avenue, 15th Floor, New York, NY 10017, Attention: Investor Relations (telephone: (212) 896-2098). The incorporated materials may also be found on the Investor Relations portion of our website at investors.kyndryl.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement, the prospectus or the registration statement.

PROSPECTUS
KYNDRYL HOLDINGS, INC.
Debt Securities

Kyndryl Holdings, Inc. may offer debt securities from time to time. Each of the securities registered hereby will be issued on terms to be determined at the time of the offering of such securities.
We will provide a prospectus supplement each time we sell debt securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
We have not yet determined whether any of the debt securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such debt securities upon issuance, the prospectus supplement relating to those debt securities will disclose the exchange, quotation system or market on which the debt securities will be listed.

Investing in these debt securities involves certain risks. See “Risk Factors” beginning on page 15 of our annual report on Form 10-K for the fiscal year ended March 31, 2023, which is incorporated by reference herein, and “Risk Factors” in any prospectus supplement.
We may offer and sell these debt securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.
The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution and any applicable underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2024.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. The terms “we,” “us,” and “our” refer to Kyndryl Holdings, Inc. and its consolidated subsidiaries. We use the term “Kyndryl” to refer specifically to Kyndryl Holdings, Inc. as the public reporting company.

i

KYNDRYL HOLDINGS, INC.
Kyndryl Holdings, Inc. and its consolidated subsidiaries (“Kyndryl” or the “Company”) is a leading technology services company and the largest IT infrastructure services provider in the world, serving thousands of enterprise customers and with operations in over 60 countries. We have a long track record of helping enterprises navigate major technological changes, particularly by enabling our customers to focus on the core aspects of their businesses during these shifts while trusting us with their most critical systems. We provide engineering talent, operating solutions and insights derived from our knowledge and data around IT systems. This enables us to deliver advisory, implementation and managed services at scale across technology infrastructures that allow our customers to de-risk and realize the full value of their digital transformations.
Our principal executive offices are located at One Vanderbilt Avenue, 15th Floor, New York, New York 10017, and our telephone number is (212) 896-2098. We maintain a website at www.kyndryl.com where general information about us is available. We are not incorporating the contents of the website into this prospectus or any accompanying prospectus supplement.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
Kyndryl files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site, http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.
The rules of the SEC allow us to “incorporate by reference” the information Kyndryl files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Kyndryl files later with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement:
(a)
Kyndryl’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 14, 2023 incorporated by reference into our Annual Report on Form 10-K);

(b)
Kyndryl’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 8, 2023, and for the quarterly period ended September 30, 2023, filed with the SEC on November 8, 2023; and

(c)
Kyndryl’s Current Reports on Form 8-K filed with the SEC on June 23, 2023 and July 31, 2023.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Kyndryl Holdings, Inc., One Vanderbilt Avenue, 15th Floor, New York, NY 10017, Attention: Investor Relations (telephone: (212) 896-2098). The incorporated materials may also be found on the Investor Relations portion of our website at investors.kyndryl.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, including, without limitation, statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “future,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “outlook,” “goal,” “objective,” “seek,” “aim,” “believe” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:
•
risks related to the Company’s spin-off from our former parent company, International Business Machines Corporation;

•
failure to attract new customers, retain existing customers or sell additional services to customers;

•
technological developments and the Company’s response to such developments;

•
failure to meet growth and productivity objectives;

•
competition;

•
impacts of relationships with critical suppliers and partners;

•
inability to attract, retain and/or manage key personnel and other skilled employees;

•
impact of local legal, economic, political, health and other conditions;

•
a downturn in economic environment and customer spending budgets;

•
damage to the Company’s reputation;

•
inability to accurately estimate the cost of services and the timeline for completion of contracts;

•
its implementation of a new enterprise resource planning system and other systems and processes;

•
service delivery issues;

•
the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels;

•
the impact of our business with government customers;

•
failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses;

•
the impairment of our goodwill or long-lived assets;

•
risks relating to cybersecurity and data privacy;

•
risks relating to non-compliance with legal and regulatory requirements;

•
adverse effects from tax matters and environmental matters;

•
legal proceedings and investigatory risks and potential indemnification obligations;

•
impact of changes in market liquidity conditions and customer credit risk on receivables;

•
the Company’s pension plans;

•
the impact of currency fluctuations; and

•
risks related to the Company’s securities and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section beginning on page 15 of Kyndryl’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which is incorporated by reference herein, as such factors may be updated from time to time in the Company’s subsequent filings with the SEC, and the “Risk Factors” included in any prospectus supplement. Any forward-looking statement in this prospectus speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the debt securities for working capital and general corporate purposes. We may also invest the proceeds in certificates of deposit, U.S. government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
The following description of the terms of the debt securities provides certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the debt securities offered and the extent, if any, to which the general provisions apply to the debt securities.
We may issue any debt securities offered by this prospectus pursuant to an indenture (the “indenture”) dated as of October 15, 2021, between Kyndryl Holdings, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
The indenture is incorporated by reference as an exhibit to the registration statement to which this prospectus relates. The following summary of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture.
General
The following description describes debt securities we may issue from time to time under this prospectus. Modifications to these terms and/or additional terms will be provided in the applicable prospectus supplement.
The debt securities to be issued under the indenture will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of debt securities will be a separate series of senior debt securities under the indenture. The indenture does not limit the aggregate principal amount of securities that may be issued under the indenture. Debt securities may be issued under the indenture as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time.
You should refer to the prospectus supplement relating to a particular series of debt securities for the terms of those debt securities, including, where applicable:
•
the designation of the series of debt securities;

•
the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•
any limit upon the aggregate principal amount of the series of debt securities that may be authenticated and delivered under the indenture and any limitation on our ability to increase such aggregate principal amount after the initial issuance of the series of debt securities;

•
the issue price of the debt securities;

•
the date or dates on which the principal of the series of debt securities is payable (which date or dates may be fixed or extendible);

•
the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•
the place or places where the principal of and any interest on the series of debt securities shall be payable;

•
our right, if any, to redeem debt securities of the series, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions upon which debt securities of the series may be so redeemed, pursuant to any sinking fund or otherwise;

•
our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•
if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which debt securities of the series shall be issuable;

•
if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•
if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of and interest on the debt securities of the series shall be payable;

•
whether the debt securities of the series will be issued in registered or bearer form (with or without coupons), or any combination of the foregoing;

•
whether the debt securities of the series may be exchangeable for and/or convertible into common stock or any other security;

•
whether and under what circumstances we will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of any taxes;

•
if the debt securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security of such series);

•
any trustees, depositaries, authenticating or paying agents, transfer agents or the registrar or any other agents with respect to the debt securities of the series;

•
provisions, if any, for the defeasance of the debt securities of the series (including provisions permitting defeasance of less than all debt securities of the series);

•
if the debt securities of the series are issuable in whole or in part in global form, the identity of the depositary or common depositary for such debt securities in global form;

•
any other Events of Default or covenants with respect to the debt securities of the series; and

•
any other terms of the debt securities of the series.

If we issue Original Issue Discount Securities, we will also describe in the applicable prospectus supplement the U.S. federal income tax consequences and other special considerations applicable to those securities.
Unless otherwise indicated in the applicable prospectus supplement, none of our subsidiaries will guarantee the debt securities.
We may from time to time, without notice to or the consent of the holders of the debt securities, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the applicable series of debt securities offered hereby (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional debt securities and the first payment of interest following the issue date of such additional debt securities); provided that, if such additional debt securities are not fungible with the debt securities of the applicable series offered hereby for U.S. federal securities laws or U.S. federal income tax purposes, such additional debt securities will have one or more separate CUSIP numbers. Such additional debt securities may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the applicable series of debt securities, and will vote together as one series on all matters with respect to such series of debt securities.
If the maturity date of any debt securities falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such debt securities then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the debt securities will be made by us through the Trustee to DTC. Each series of debt securities will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Merger, Consolidation or Sales of Assets
Under the terms of the indenture, we may consolidate with or merge into another entity or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or entity, provided that:

(1)
we are the continuing entity, or the successor entity formed from the consolidation, merger, sale or conveyance or the entity that received the transfer of or leases the assets or other disposal is a person organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the indenture;

(2)
immediately after giving effect to the transaction, no event of default shall have occurred and be continuing under the indenture; and

(3)
we or the continuing entity deliver to the Trustee an officer’s certificate and an opinion of counsel stating that the transaction and the supplemental indenture complies with this covenant and that all conditions precedent in the indenture relating to the transaction have been satisfied.

Upon satisfaction of the foregoing conditions, the surviving person shall succeed to, and be substituted for, and may exercise every right and power of us under the indenture and we will be released from all obligations and covenants under the indenture and any debt securities issued pursuant to such indenture; provided that, in the case of a lease of all or substantially all of our assets, we will not be released from any of the obligations or covenants under the indenture and the debt securities.
Events of Default
Each of the following is an “event of default” under the indenture with respect to each series of debt securities:
(1)
a failure to pay principal of or premium, if any, on any note of such series, when due at its stated maturity date, upon optional redemption or otherwise;

(2)
a failure to pay interest on any note of such series, for 30 days after the date payment is due and payable, if the time of payment has not been extended or deferred;

(3)
a failure by us to comply with any covenant relating to the debt securities of such series, and the failure to comply continues for a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series; and

(4)
the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

If an event of default with respect to a series of debt securities occurs and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, may, by a notice in writing to us (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on the applicable debt securities. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving us, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of debt securities. At any time after a declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the debt securities, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of such series also have the right to waive past defaults, other than the nonpayment of principal or interest, if any, on any such outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable debt securities.
The indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless the Trustee receives indemnity or security satisfactory to it against any loss, liability or expense. Subject to certain rights of the

Trustee, the holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such debt securities.
No holder of any debt securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or Trustee, or for any remedy under the indenture, unless:
•
that holder has previously given to the Trustee written notice of a continuing event of default with respect to such series of debt securities;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have made a written request to the Trustee and offered indemnity or security satisfactory to the Trustee to institute the proceeding as Trustee; and

•
the Trustee has not instituted the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, a direction inconsistent with that request and has failed to institute the proceeding within the preceding 60 days.

Notwithstanding the foregoing, the holder of any debt securities will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.
The Trustee will, within 90 days after any default occurs and a trust officer of the Trustee receives written notice of such default at its corporate trust office, give notice of such default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the Trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of such debt securities.
Modification
We and the Trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indenture, without consent of the holders, for certain purposes including, but not limited to:
•
providing for our successor to assume the covenants under the indenture;

•
adding covenants or Events of Default;

•
making certain changes to facilitate the issuance of the debt securities;

•
securing the debt securities;

•
providing for a successor trustee;

•
curing any ambiguities, defects, errors or inconsistencies;

•
permitting or facilitating the defeasance and discharge of the debt securities;

•
qualifying the indenture under the Trust Indenture Act of 1939, as amended;

•
making any change that does not adversely affect the rights of any holder of debt securities of such series in any material respect; and

•
making other changes specified in the indenture.

However, neither we nor the Trustee may make any modification or amendment without the consent of the holder of each outstanding Note of the series affected by the modification or amendment if such modification or amendment would:
•
change the stated maturity of any debt securities;

•
reduce the principal, premium, if any, or interest on such debt securities;

•
reduce the principal of such debt securities payable on acceleration of maturity;

•
change the place of payment or the currency in which such debt securities is payable;

•
impair the right to sue for any payment after the stated maturity or redemption date; or

•
change the provisions of the indenture that relate to modifying or amending the indenture.

Waivers Under the Indenture
Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:
•
waive our compliance with certain covenants of the indenture; and

•
waive any past default under the indenture, except (1) a default in the payment of the principal of, or any premium or interest on, any debt securities of the series, and (2) a default under any provision of the indenture which itself cannot be modified without the consent of the holders of affected debt securities of the series.

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series if we deposit enough money (in cash and/or U.S. government obligations) with the Trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.
The indenture also contains a provision that permits us to elect:
•
to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and

•
to be released from our obligations under certain covenants, including but not limited to our obligations described above under “— Merger, Consolidation or Sales of Assets,” and from the consequences of an event of default resulting from a breach of such covenants.

To make the above elections, we must deposit in trust with the Trustee enough money to pay in full the principal, interest and premium on the debt securities to be defeased. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the Trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the action.
If any of the above events occur, the holders of the debt securities of such series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.
Governing Law
The indenture is, and the debt securities will be, governed by, and construed under, the laws of the State of New York.
The Trustee
The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture which will govern each series of debt securities. The Trustee’s current address is 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Attn: Corporate Trust Division. The Trustee is one of a number of banks with which we maintain ordinary banking relationships.
The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Certain Definitions
The indenture contains the following defined terms:
“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Original Issue Discount Securities” means debt securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the provisions therefor in the indenture.
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
Payment
Payments on debt securities represented by global notes (“Global Notes”) will be made in U.S. dollars by wire transfer. If we issue debt securities represented by definitive debt securities, the holders of definitive debt securities will be able to receive payments of principal of and interest on their debt securities at the office of our paying agent. Payment of principal of definitive debt securities may be made only against surrender of such debt securities to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of holders of debt securities maintained by the registrar.
We will make any required interest payments to the person in whose name debt securities are registered at the close of business on the record date for the interest payment. The Trustee will be designated as our paying agent for payments on the debt securities. We may from time to time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
Book-Entry; Delivery and Form
General
We may issue the debt securities in registered, global form.
Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.
Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for debt securities in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.
Same-Day Settlement and Payment
We will make payments in respect of the debt securities represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary. Any permitted secondary market trading activity in the debt securities will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.
Exchange of Global Notes for Certificated Notes
We will issue Certificated Notes upon surrender by DTC of the Global Notes if: (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and in either event we fail to appoint a successor depositary within 90 days; (2) there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes; or (3) we determine not to have the debt securities represented by a Global Note.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by the indenture or applicable law.
Neither we nor the Trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

PLAN OF DISTRIBUTION
We may sell the debt securities in one or more of the following ways (or in any combination) from time to time:
•
through underwriters or dealers;

•
directly to a limited number of purchasers or to a single purchaser; or

•
through agents.

The prospectus supplement will state the terms of the offering of the debt securities, including:
•
the name or names of any underwriters, dealers or agents;

•
the purchase price of such debt securities and the proceeds to be received by us;

•
any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•
any public offering price;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchanges on which the debt securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•
negotiated transactions;

•
at a fixed public offering price or prices, which may be changed;

•
at market prices prevailing at the time of sale;

•
at prices related to prevailing market prices; or

•
at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of debt securities, if any are purchased.
We may sell the debt securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the debt securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Each series of debt securities other than any re-opening of any notes will be a new issue of debt securities and will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange.

VALIDITY OF DEBT SECURITIES
The validity of the debt securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$
Kyndryl Holdings, Inc.
     % Senior Notes due 20

PROSPECTUS SUPPLEMENT
                 , 2024

Joint Book-Running Managers
MUFG	Scotiabank	SMBC Nikko